Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS ANNOUNCES SALE OF TWO FACILITIES

Parsippany, NJ – July 3, 2007 – As part of its effort to restructure and consolidate operations, NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the sale of its former headquarters in Salt Lake City, Utah to the University of Utah and the closing of the sale of its Mississauga, Ontario pilot manufacturing and laboratory facility to Transglobe Property Management Services LTD. The Ontario, Canada facility will net approximately $4 million as a result of the sale of that facility. The company will receive approximately $21 million from the sale of its Utah facility and associated equipment. NPS recently purchased the Salt Lake City facility for $20 million in order to exit from the long-term lease obligation of the sale-leaseback transaction it had entered in 2006. NPS plans to vacate the Salt Lake facility and additional research laboratories it leases at the MaRS Centre in Toronto and consolidate its operations at a new headquarters location in Bedminster, New Jersey later this year.

Gerard Michel, chief financial officer of NPS, stated: “We are pleased to announce the closing of the sale of our pilot plant facility in Canada and the sale of our Salt Lake City facility. These transactions are an important part of our restructuring program and reflect our focus on increasing the company’s operating flexibility and strengthening its financial position.”

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of July 3, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2007.

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